EXHIBIT 99.1
Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235

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N E W S R E L E A S E February 28, 2005	For additional information: Stuart Alexander Vice President Investor Relations (651) 483-7358 Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

Deluxe Announces
New Chief Accounting Officer

St. Paul, Minn.—Deluxe Corporation (NYSE: DLX) announced today that Terry D. Peterson, 40, will become vice president, controller, and chief accounting officer effective with the departure of Katherine L. Miller, who will be resigning for personal reasons effective March 15.

Peterson joined Deluxe in September, 2004 as director of internal audit. Previously, he was vice president and controller of the GCS Services Division of Ecolab, Inc. Peterson also held positions with Provell, Inc., Jostens, Inc. and PricewaterhouseCoopers. Peterson received an accounting degree from the University of Northern Iowa and he is a certified public accountant.

“We appreciate Kathy’s contributions to Deluxe during her six years of service,” said Douglas Treff, chief financial officer, “and we wish her the very best. We’re also pleased to have Terry on board to assume this new responsibility and help ensure a smooth transition.”

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

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